Exhibit 10.1

April 12, 2021

Dear Lorne:

Re: Employment Agreement dated October 9, 2020 (“Employment Agreement”)

We refer to your Employment Agreement and the Special Long-Term Equity Grant set out in Section 6.a2 thereof. We are writing to clarify the settlement position of the Special Long-Term Equity Grant.

As described in the Employment Agreement, the share allotment for the Special Long-Term Equity Grant, consisting of 750,000 RSUs, is subject to the approval by the stockholders of the Company at the future Annual Meeting of Stockholders to be held in 2021. The Special Long-Term Equity Grant is being made under the Inspired Entertainment, Inc. 2021 Omnibus Incentive Plan (the “2021 Plan”), which is also subject to approval by the stockholders of the Company at the future Annual Meeting of Stockholders to be held in 2021.

Pursuant to the terms of the 2021 Plan, each vested RSU awarded pursuant to Section 6.a2 of the Employment Agreement (whether Time Based RSUs under Section 6.a2.i, Adjusted EBITDA Based RSUs under Section 6.a2.ii, or Stock Price Based RSUs under Section 6.a2.iii) shall be settled on the earliest to occur of: (A) termination of service for any reason, provided that such termination constitutes a “separation from service” under Section 409A of the Code, (B) death, (C) termination of service on account of Disability, and (D) a Change in Control, in each case as defined in the 2021 Plan.

INSPIRED ENTERTAINMENT, INC.

	By:	/s/ Carys Damon
	Its:	General Counsel

Accepted:

/s/ A. Lorne Weil	Date:	April 12, 2021
A. Lorne Weil